Filed Pursuant to Rule 424(b)(3)
File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 6
to Prospectus declared
effective on June 14, 2006
(Registration No. 333-133393)
WINMARK CORPORATION

This Prospectus Supplement No. 6 supplements our Prospectus declared effective June 14, 2006 (as previously supplemented by the prospectus supplements dated July 13, 2006, August 11, 2006, August 18, 2006, October 11, 2006 and November 15, 2006, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 6 together with the Prospectus.

On December 20, 2006, we filed with the U.S. Securities and Exchange Commission the attached Current Report on From 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is December 22, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

Winmark Corporation

(Exact name of registrant as specified in its charter)

Minnesota	000-22012	41-1622691
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN	55422-4837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (612) 520-8500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2006, the Compensation Committee of the Board of Directors of Winmark Corporation (“Committee”) approved the Third Amendment (“Amendment”) to the Employment Agreement, dated March 22, 2000 between Winmark Corporation and John L. Morgan, as previously amended by the First Amendment dated February 18, 2001 and the Second Amendment, dated March 23, 2006 (collectively, the “Agreement”).  The Amendment, which was executed by the parties on December 15, 2006, revises Section 3 of the Agreement to allow the Committee the discretion to determine Mr. Morgan’s annual base salary.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

                (d) Exhibits:

10.1	Third Amendment to Employment Agreement, dated December 15, 2006, between Winmark Corporation and John L. Morgan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: December 20, 2006	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
General Counsel

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description
10.1	Third Amendment to Employment Agreement, dated December 15, 2006, between Winmark Corporation and John L. Morgan.

Exhibit 10.1

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

                This Amendment to Employment Agreement (“Amendment”) is made as of December 15, 2006, between Winmark Corporation, a Minnesota corporation (“Employer”) and John L. Morgan (“Employee”).

INTRODUCTION

                Employer and Employee entered into a Employment Agreement dated March 22, 2000 (collectively, the “Employment Agreement”), as amended by the First Amendment to Employment Agreement dated February 18, 2001 and the Second Amendment to Employment Agreement, dated March 23, 2006, which each party now desires to amend as set forth below.

                WHEREAS, the Compensation Committee of the Board of Directors of Employer meets at least annually to, among other things, determine the compensation of the Employee.

AGREEMENT

                In consideration of the foregoing, the parties agree as follows:

   1.          Amendment of Section 3.  Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

                Annual Base Salary.  The annual base salary, exclusive of any benefits or bonuses, which Employer agrees to pay to Employee will be determined by the Compensation Committee of the Employer’s Board of Directors or a similar committee comprised primarily of independent directors.  All amounts paid under this Agreement will be paid consistent with Employer’s normal payroll practice and will be subject to all normal and required withholdings.

   2.          Force and Effect.  Except as amended hereby, each term of the Employment Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties have executed this Amendment as of the date herein first above written.

Dated: December 15, 2006	EMPLOYER:
WINMARK CORPORATION

	BY:	/s/ Brett D. Heffes
Brett D. Heffes, Chief Financial Officer

Dated: December 15, 2006	EMPLOYEE:

	BY:	/s/ John L. Morgan
John L. Morgan, Chief Executive Officer